Exhibit 10.7

AMENDMENT TO THE

BANCFIRST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN

TO COMPLY WITH

CODE SECTION 415 REGULATIONS

ARTICLE I

PREAMBLE

1.1 Authority to Amend. BancFirst Corporation (the “Employer”) pursuant to the terms of the BancFirst Corporation Employee Stock Ownership Plan (the “Plan”) hereby amends the Plan’s governing document (the “Plan Document”) pursuant to its authority as set forth in Section 10.1 of the Plan Document.

1.2 Purpose of Amendment. The purpose of this amendment is to cause the Plan to comply with Final Regulations published under section 415 of the Internal Revenue Code.

1.3 Effective date of Amendment. This Amendment is effective for Plan Years beginning after July 1, 2007.

1.4 Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Except as expressly set forth herein, the Plan Document is ratified in all respects.

ARTICLE II

FINAL SECTION 415 REGULATIONS

2.1 Effective date. The provisions of this Article II shall apply to limitation years beginning on and after July 1, 2007.

2.2 Actual Compensation paid after severance from employment. Actual Compensation shall be adjusted, as set forth herein, for the following types of compensation paid after a Participant’s severance from employment with the Employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code § 414(b), (c), (m) or (o)). However, amounts described in subsections (a) and (b) below may only be included in Actual Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered Actual Compensation within the meaning of Code § 415(c)(3), even if payment is made within the time period specified above.

(a)	Regular pay. Actual Compensation shall include regular pay after severance of employment if:

(1) The payment is regular compensation for services during the participant’s regular working hours, or compensation for services outside the participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(2) The payment would have been paid to the participant prior to a severance from employment if the participant had continued in employment with the Employer.

(b)	Leave cashouts and deferred compensation. Leave cashouts shall not be included in Actual Compensation. Further, deferred compensation shall not be included in Actual Compensation.

(c)	Salary continuation payments for military service participants. Actual Compensation does not include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code § 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

(d)	Salary continuation payments for disabled Participants. Actual Compensation does not include compensation paid to a participant who is permanently and totally disabled (as defined in Code § 22(e)(3)).

2.3 Administrative delay (“the first few weeks”) rule. Actual Compensation for a limitation year shall not include amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates.

2.4 Inclusion of certain nonqualified deferred compensation amounts. If the Plan’s definition of Compensation for purposes of Code § 415 is the definition in Regulation Section 1.415(c)-2(b) (Regulation Section 1.415-2(d)(2) under the Regulations in effect for limitation years beginning prior to July 1, 2007) and the simplified compensation definition of Regulation 1.415(c)-2(d)(2) (Regulation Section 1.415-2(d)(10) under the Regulations in effect for limitation years prior to July 1, 2007) is not used, then Actual Compensation shall include amounts that are includible in the gross income of a Participant under the rules of Code § 409A or Code § 457(f)(1)(A) or because the amounts are constructively received by the Participant.

2.5 Definition of annual additions. The Plan’s definition of “annual additions” is modified as follows:

(e)

Restorative payments. Annual additions for purposes of Code § 415 shall not include restorative payments. A restorative payment is a payment made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under federal or state law, where participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a plan made pursuant to a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty are not restorative payments and generally constitute contributions that are considered annual additions.

(f)	Other Amounts. Annual additions for purposes of Code § 415 shall not include: (1) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) Rollover contributions (as described in Code §§ 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) Repayments of loans made to a participant from the Plan; and (4) Repayments of amounts described in Code § 411(a)(7)(B) (in accordance with Code § 411(a)(7)(C)) and Code § 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code § 414(d)) as described in Code § 415(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.

(g)	Date of tax-exempt Employer contributions. Notwithstanding anything in the Plan to the contrary, Employer contributions are treated as credited to a participant’s account for a particular limitation year only if the contributions are actually made to the plan no later than the 15th day of the tenth calendar month following the end of the calendar year or fiscal year (as applicable, depending on the basis on which the Employer keeps its books) with or within which the particular limitation year ends.

2.6 Change of limitation year. The limitation year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.

2.7 Excess Annual Additions. Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Code § 415) are exceeded for any participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final § 415 regulations.

2.8 Aggregation and Disaggregation of Plans.

(h)	For purposes of applying the limitations of Code § 415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor Employer”) under which the participant receives annual additions are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code §§ 414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code § 415(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1(f)(1). For purposes of this Section:

(1) A former employer is a “predecessor employer” with respect to a participant in a plan maintained by an employer if the employer maintains a plan under which the participant had accrued a benefit while performing services for the former employer, but only if that benefit is provided under the plan maintained by the employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the employer and predecessor employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor Employer relationship, such as a transfer of benefits or plan sponsorship.

(2) With respect to an employer of a participant, a former entity that antedates the employer is a “predecessor Employer” with respect to the participant if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity.

(i)	Break-up of an affiliate Employer or an affiliated service group. For purposes of aggregating plans for Code § 415, a “formerly affiliated plan” of an Employer is taken into account for purposes of applying the Code § 415 limitations to the Employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an Employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the Employer (as determined under the Employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the Employer (as determined under the Employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single Employer under the Employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the Employer under the Employer affiliation rules of Regulation Section 1.415(a)-1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

(j)	Midyear Aggregation. Two or more defined contribution plans that are not required to be aggregated pursuant to Code § 415(f) and the Regulations thereunder as of the first day of a limitation year do not fail to satisfy the requirements of Code § 415 with respect to a participant for the limitation year merely because they are aggregated later in that limitation year, provided that no annual additions are credited to the participant’s account after the date on which the plans are required to be aggregated.

Executed this 23rd day of July, 2009.

BANCFIRST CORPORATION

/s/ Joe T. Shockley, Jr.
Joe T. Shockley, Jr.
Executive Vice President and Chief Financial Officer
July 23, 2009

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